Exhibit 4.8

                       Wampler Foods, Inc.
               First Admendment To Credit Agreement

     This First Amendment to Credit Agreement (herein, the "Amendment") is entered into as of February 25, 1999, between Wampler Foods, Inc., a Virginia corporation (the "Company"), WLR Foods, Inc., a Virginia corporation (the "Parent"), each of the Lenders party to the Credit Agreement (as such term is defined below) and Harris Trust and Savings Bank, as a Lender and in its capacity as agent under the Credit Agreement (the "Administrative Agent").

                     Preliminary Statements

     A. The Company and the Lenders entered into a certain Credit Agreement, dated as of November 20, 1998 (the "Credit Agreement"). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

     B. The Company has requested that the Lenders confirm that limited sales of capital stock of the Parent and the Company pursuant to a dividend reinvestment plan do not in all events trigger a mandatory prepayment of the Term Loans, and the Lenders are willing to do so under the terms and conditions set forth in this Amendment.

     Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.     Amendment.

     Effective upon the acceptance hereof by the Required Lenders in the spaces provided for that purpose below, Section 3.3(c) of the Credit Agreement shall be amended by striking the phrase "any sale of capital stock of the Parent of the Company pursuant to a dividend reinvestment plan for its employees, producers and directors" appearing in clause (iii) of such Section and substituting therefor the following:

          "any sale of the capital stock of the Parent of the Company pursuant to a dividend reinvestment plan for its respective shareholders to the extent the cash proceeds from such sales aggregate not more than $100,000 during any one calendar year."

Section 2.     Representations.

     In order to induce the Lenders to execute and deliver this Amendment, the Company and Parent each hereby represents to each Lender that as of the date hereof, after giving effect to this
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Amendment, the representations and warranties set forth in Section 6 of the Credit Agreement are true and correct in all material respects (except that the representations contained in Section 6.5 shall be deemed to refer to the most recent financial statements of the Parent and Company delivered to the Administrative Agent) and no Default or Event of Default has occurred and is continuing under the Credit Agreement.

Section 3.Miscellaneous.

     (a) Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

     (b) The Company agrees to pay on demand all reasonable costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, as and to the extent provided in Section 12.4 of the Credit Agreement.

     (c) This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.
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Dated as of February 25, 1999.

                                        Wampler Foods, Inc.

                                        By: /s/ Dale S. Lam
                                        Name: Dale S. Lam
                                        Title: Treasurer


                                        WLR Foods, Inc.

                                        By: /s/ Dale S. Lam
                                        Name: Dale S. Lam
                                        Title: Treasurer


Accepted and agreed to as of the date and year last above written.

                                        Harris Trust And Savings
                                         Bank, in its individual
                                         capacity as a Lender and
                                         as Administrative Agent

                                        By: /s/ William J. Kane
                                        Name: William J. Kane
                                        Title: Vice President


                                        Green Tree Financial
                                         Servicing Corporation

                                        By: /s/ C. A. Gouskos
                                        Name: C. A. Gouskos
                                        Title: Sr. Vice President


                                        NationsBank, N.A.

                                        By: /s/ Steven R. Kluemper
                                        Name: Steven R. Kluemper
                                        Title: Vice President


                                        U.S. Bancorp AG Credit,
                                         Inc.

                                        By: /s/ Alan J. Schuler
                                        Name: Alan J. Schuler
                                        Title: Vice President
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                                        The CIT Group/Business
                                         Credit, Inc.

                                        By: /s/ Levi K. Schatz
                                        Name: Levi K. Schatz
                                        Title: Vice President


                                        Blue Ridge Farm Credit,
                                         ACA

                                        By: /s/ Thomas H. Byerly
                                        Name: Thomas H. Byerly
                                        Title: Exec. Vice President


                                        Branch Banking and Trust
                                         Company of Virginia

                                        By: /s/ J. Charles Link
                                        Name: J. Charles Link
                                        Title: Vice President


                                        Mercantile Bank National
                                         Association

                                        By: /s/ Wayne C. Lewis
                                        Name: Wayne C. Lewis
                                        Title: Vice President
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